Sub-Item 77I: Terms of new or amended securities

At its March 20-21, 2014 Meeting of the Board of Trustees, the
Board approved the creation of the Polen Global Growth Fund and the WHV/Acuity Tactical Credit Long/Short Fund.

The Polen Global Growth Fund consists of two classes of shares:
Retail Class Shares and Institutional Class Shares. A description of the Polen Global Growth Fund's Retail Class Shares and Institutional Class Shares is contained in the Polen Global Growth Fund's Prospectus and Statement of Additional Information each dated December 31, 2014, which was filed with the Commission pursuant to Rule 497(c) of the 1933 Act on December 31, 2014.

The WHV/Acuity Tactical Credit Long/Short Fund consists of three classes of shares: Class A Shares, Class C Shares and Class I Shares. A description of the WHV/Acuity Tactical Credit Long/Short Fund's Class A Shares, Class C Shares and Class I Shares is contained in the WHV/Acuity Tactical Credit Long/Short Fund's Prospectus and Statement of Additional Information each dated December 31, 2014, which was filed with the Commission pursuant to Rule 485(b) of the 1933 Act on December 31, 2014.